Exhibit 23.1

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-228333 on Form S-3/A of our report dated February 14, 2020 relating to the financial statements of KKR & Co. Inc. and the effectiveness of KKR & Co. Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of KKR & Co. Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
New York, NY
August 10, 2020